Exhibit 99.1

Post Holdings Reports Avian Influenza at Third-Party Contracted Facilities and Updates Fiscal Year 2024 Adjusted EBITDA Outlook

St. Louis – December 7, 2023 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today provided information regarding avian influenza incidents at two of Michael Foods’ third-party contracted egg-laying facilities. Post also updated its non-GAAP Adjusted EBITDA guidance for fiscal year 2024.
Avian Influenza Discussion
Michael Foods’ third-party contracted egg-laying flocks in Iowa and Ohio tested positive for avian influenza. The facilities house approximately 4.2 million egg-laying hens, or approximately 10% of Post’s controlled supply, inclusive of owned and third-party contracted farms.
Fiscal Year 2024 Outlook
Post management updated its outlook for fiscal year 2024 Adjusted EBITDA to the range of $1,220-$1,280 million to incorporate 10 months of contribution from the previously announced acquisition of Perfection Pet Foods, LLC, which was completed effective December 1, 2023. No change was made to the outlook range for today’s announcement of avian influenza as Post management believes the related financial impact is within the tolerances of the range. The updated guidance range does not incorporate a significant expansion of avian influenza within Post’s network, the impact of which is uncertain.
The APHIS division of the USDA and individual states track and report individual incidents of avian influenza. Post does not expect to provide additional updates on specific incidents unless the cumulative effect of subsequent incidents exceeds an additional 5% of Post’s controlled supply.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss of extinguishment of debt, net, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges, equity securities and investments, integration and transaction costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measure, see the related explanation presented under “Post’s Use of Non-GAAP Measure.”
Post’s Use of Non-GAAP Measure
Post uses Adjusted EBITDA, a non-GAAP measure, to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). Adjusted EBITDA is not prepared in accordance with U.S. GAAP, as it excludes certain items, and may not be comparable to similarly-titled measures of other companies. Management uses Adjusted EBITDA as a key metric in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of this non-GAAP measure provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Reliance on Third-Party Information
With respect to the references to APHIS and state tracking systems of avian influenza, Post acknowledges that such third parties make no representation or warranty concerning the content, accuracy, completeness, availability or timeliness of any information contained therein. Post makes no representation or warranty regarding the accuracy, completeness or reliability of any schedule, report or other information provided by such third parties. Post has not independently verified any of the data from third-party sources nor has it ascertained the underlying facts on which such data is based.
Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include Post’s Adjusted EBITDA outlook for fiscal year 2024. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include the recent avian influenza outbreak in the United States and the impact of the avian influenza incidents described above on Post’s financial results and other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission. These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements. All forward-looking statements in this release are qualified in their entirety by this cautionary statement.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Lisa Hanly

lisa.hanly@postholdings.com
(314) 665-3180